TURBOCHEF TECHNOLOGIES, INC.

STOCK OPTION FIXED EXERCISE

AMENDMENT AGREEMENT

Name:	Richard E. Perlman	Date of Agreement:	December 27, 2007

Option Grant(s) :	277,778 shares from a grant dated 10/29/03 at exercise price of $5.25

PLEASE NOTE THAT BY YOUR SIGNATURE BELOW, YOU ARE ACKNOWLEDGING THAT YOU HAVE READ THIS ELECTION FORM AND AGREE TO THE AMENDMENT OF YOUR IDENTIFIED STOCK OPTION AGREEMENT(S) WITH RESPECT TO OPTIONS VESTED AFTER DECEMBER 31, 2004 (“STOCK OPTION AGREEMENTS”) AS DESCRIBED BELOW.

As a precaution to possible adverse tax consequences under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“409A”) TurboChef Technologies, Inc. (the “Company”) is offering you an opportunity to amend your Stock Option Agreement(s) to commit to an exercise date or exercise period for your stock options. You may choose to exercise all or part of your stock options in one calendar year and some or the balance in another calendar year, and you may choose to exercise your options only in connection with the events of: change of control, termination of service or employment, death or disability or expiration of the options. If you are in agreement, you must decide whether you wish to exercise options in a given calendar year (select Annual Exercise Election below and complete the required information) or only at the Required Exercise Events (change of control, termination of service or employment, death or disability or expiration of the options). Even if you select the Annual Exercise Election, you may be required to exercise your options earlier if a Required Exercise Event occurs. If you make no election, then by default if you execute and return this agreement you will be deemed to have agreed to exercise all of your options as provided for under the Required Exercise Events. This agreement does not extend the expiration date of your stock options, which is 10 years from the original grant date. If you wish to accept this offer, please execute and return this agreement to the Company before the deadline below.

I agree with TurboChef Technologies, Inc. (the “Company”) to exercise my stock options under the Stock Option Agreements, if at all, on the dates indicated or during the periods and under the provisions set forth below. I agree at the time of exercise to proffer the amount of the exercise price and fulfill any and all obligations to provide the Company any amount required to cover the obligations for tax withholding on my behalf. I agree that my stock options shall expire and be forfeited if I do not complete the exercise of the options under the Stock Option Agreements consistent with this agreement and my elections and the associated timing set forth hereunder and in accordance with the reasonable policies and procedures of the Company. This agreement shall be interpreted as reasonably possible to comply with 409A to avoid the adverse tax consequences of 409A.

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Annual Exercise Election: I hereby elect to exercise my options under the Stock Option Agreements (those vesting after December 31, 2004), if at all, as indicated in the Annual Exercise Schedule below, or at a Required Exercise Event that earlier applies. I understand and agree that options not exercised within the scheduled period for exercise will expire and be forfeited at the end of the scheduled period.

Annual Exercise Schedule
Describe Option Grant to be Exercised in Whole or in Part	Number of Shares	Exercise Year (Must be after 2007)

Required Exercise Events: Notwithstanding any annual exercise election above, the provisions of any other required exercise event described below otherwise providing a later exercise period, any provision of the Stock Option Agreements or the Company’s 2003 Stock Incentive Plan or any other agreement with the Company to the contrary, I will exercise my options under the Stock Option Agreements (i.e., those options vested after December 31, 2004) as provided below within the earliest exercise period specified for the following exercise events, if I choose to exercise them at all, at the end of which period the options will expire if not exercised:

Death. If I die while employed or in service to the Company, my beneficiary or estate may exercise my options under the Stock Option Agreements only during the six-month period that commences on the January 1 or July 1 coincident with or next following my date of death.

Disability. If I incur a “Disability” while employed or in service to the Company (as determined by the Compensation Committee of the Company’s Board of Directors and which meets the requirements of being considered “disabled” as defined in 409A(a)(2)(C)), my options under the Stock Option Agreements may be exercised only during the six-month period that commences on the January 1 or July 1 coincident with or next following the date on which I become “disabled”.

Change of Control. If the Company incurs a Change of Control, which qualifies as a “change in the ownership or effective control” of the Company under 409A, then all options under the Stock Option Agreements shall be exercisable immediately prior to the Change of Control and, to the extent not cancelled in connection with such Change of Control, the options will remain exercisable until the last day of the calendar year in which the Change of Control occurs.

Other Termination of Service or Employment. If I am not a “specified employee” (as defined in 409A(a)(2)(B)(i); e.g., a director) and my services are terminated other than due to my death or Disability, then my options under the Stock Option Agreements shall be exercisable beginning on the date of my termination of services and ending on (A) the date 30 days later, or (B) the December 31st coincident with or next following my termination of services, whichever is earlier. If I am a “specified employee” (as defined in 409A(a)(2)(B)(i); e.g., an officer) and my employment is terminated other than due to my death or Disability, then my options under the Stock Option Agreements shall be exercisable beginning on the day following the date six months after my termination of employment and ending on (A) the date 30 days later, or (B) the December 31st coincident with or next following such commencement date, whichever is earlier.

Expiration of Options. The options under the Stock Option Agreements shall be exercisable beginning on January 1 of the year in which the options expire under their terms (other than by reason of any provision of this amendment agreement) and ending on their expiration date.

I understand that the occurrence of a later required exercise event, such as termination of employment after a change of control, may result in a new and shorter exercise period applicable to my options under the Stock Option Agreements.

TurboChef Technologies, Inc.

	/s/Richard E. Perlman			/s/Dennis J. Stockwell
Signed:		By:
	Name (printed): Richard E. Perlman		Dennis J. Stockwell, VP & General Counsel

Date:	12/27/07		Date:	12/27/07

IMPORTANT DEADLINE: You must ensure that this election agreement is received by TurboChef Technologies, Inc. at the contact information below no later than 12:00 pm (Noon) on December 28, 2007. If this agreement form is not received by then or is improperly completed, it may not be accepted by the Company. If, within 24 hours of you sending this form, you have not received an email confirmation that it was received and accepted, please call Dennis Stockwell at 678.987.1714 or Miguel Fernandez at 678.987.1704. If by 1:00 p.m. on December 28, 2007, you have not received an email confirmation that this agreement form was received and accepted, please call Dennis Stockwell at 678.987.1714 or Miguel Fernandez at 678.987.1704.

Schedule to Exhibit 10.25

Stock Option Fixed Exercise Amendment Agreement

The following directors and executive officers named in this Annual Report on Form 10-K for the year ended December 31, 2007 were parties to a Stock Option Fixed Exercise Amendment Agreement with TurboChef Technologies, Inc.:

Name	Date of Agreement	Options Subject to Amendment

Richard E. Perlman	12/27/07	277,778 shares, grant dated 10/29/03 at $5.25

James K. Price	12/26/07	277,778 shares, grant dated 10/29/03 at $5.25

James A. Cochran	12/26/07	88,889 shares, grant dated 10/29/03 at $5.25
15,000 shares, grant dated 5/3/05 at $10.35

Paul P. Lehr	12/27/07	40,000 shares, grant dated 5/3/05 at $10.35*

J. Thomas Presby	12/26/07	22,500 shares, grant dated 10/29/03 at $5.25

William A. Shutzer	12/26/07	22,500 shares, grant dated 10/29/03 at $5.25

Raymond H. Welsh	12/26/07	18,333 shares, grant dated 10/29/03 at $5.25

James W. DeYoung	12/27/07	18,333 shares grant dated 10/29/03 at $5.25

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*All elections above were under the default provisions of the agreement form except Mr. Lehr, who opted to exercise all of the options during the year 2008.